Exhibit 99.1

2764-1 • Published 01/15

©2015 Behringer

Behringer Harvard
Opportunity REIT I, Inc.

Recommends Rejection of

MacKenzie Capital Management, LP

Tender Offer

Recently you may have received correspondence from MacKenzie Capital Management, LP and its affiliates (“MCM”) relating to an offer to purchase your shares of Behringer Harvard Opportunity REIT I, Inc. (the “REIT”).  MCM has informed us that their offer price is $1.00 per share.  We believe that MCM’s offer price is below the value of your shares and recommend against selling shares at that price.

To decline MCM’s offer, simply ignore it.  You do not need to respond to anything.

MCM’s offer price is substantially below our most recent estimated valuation (as of October 31, 2014) of $3.58 per share.*  In arriving at our recommendation against selling your shares to MCM, we considered changes to the real estate market and our portfolio, as well as events at the REIT since we announced an updated estimated value, including the departure of our Chief Executive Officer and director, Michael O’Hanlon.  Based on that review, we believe that MCM’s offer is meant to take advantage of you by buying your shares at a price below our most recent estimated value in order to make a significant profit.

Please be aware that MCM is not affiliated in any way with the REIT, Behringer Harvard Opportunity Advisors I, LLC, or Behringer.

We urge you to consult your financial advisor and exercise caution with respect to this and other mini-tender offers. Mini-tender offers are offers to purchase less than 5% of a company’s outstanding shares, thereby avoiding the filing, disclosure and procedural safeguards adopted by the SEC for the protection of investors.  The SEC has cautioned investors about offers of this nature. Additional information about mini-tender offers is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

We have filed a Form 8-K with the Securities and Exchange Commission in response to MCM’s offer, which is available for free on our website at behringerinvestments.com.  If you have any questions related to the tender offer, please contact your financial advisor or shareholder services at 866.655.3650.

15601 Dallas Parkway, Suite 600 • Addison, TX 75001 • behringerinvestments.com

*For further information regarding the October 2014 per share estimated valuation and certain limitations related thereto, please read our Form 10-Q filed on November 12, 2014, at behringerinvestments.com.